                                  SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the registrant /X/

Filed by a party other than the registrant / /

Check the appropriate box:

/ / Preliminary proxy statement

/X/ Definitive proxy statement

/ / Definitive additional materials

/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                               KEMPER CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                               KEMPER CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

(2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- --------------------------------------------------------------------------------

(4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

- --------------------------------------------------------------------------------

(2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

(3) Filing party:

- --------------------------------------------------------------------------------

(4) Date filed:

- --------------------------------------------------------------------------------
- -------------------------
1Set forth the amount on which the filing fee is calculated and state how it was determined.

                                                                          [LOGO]

KEMPER CORPORATION
Long Grove, Illinois 60049--Telephone (708) 320-4700

                                                                December 2, 1994

Dear Fellow Kemper Stockholder,

Enclosed are proxy materials pertaining to our 1994 Annual Meeting of Stockholders, now scheduled to be held on December 23, 1994. As most of you are aware, this meeting had been scheduled earlier, adjourned and then postponed in connection with the anticipated acquisition of the Company by Conseco, Inc. With the termination last month of the Conseco merger agreement, we thought it advisable to proceed with the meeting and deal with certain routine corporate matters on which action had been delayed.

As announced on November 20, your Board of Directors has directed management and the Company's advisors to pursue all appropriate actions to maximize value for our stockholders. I can assure you we remain committed to that goal and are working hard to achieve it.

Let me take this opportunity to thank each of you for your support during this tumultuous year. Like you, I look forward to 1995 and with it a favorable resolution of the issues we are now addressing.

                                       Very truly yours,

                                       David B. Mathis
                                       Chairman of the Board and
                                       Chief Executive Officer

                                -- IMPORTANT --

If your shares are held in "street name," only your bank or broker can vote your shares. Please contact the person responsible for your account and instruct him or her to vote the proxy card as soon as possible.

If you have any questions or need further assistance in voting your shares, please call Kemper Corporation's proxy solicitor,

                            GEORGESON & COMPANY INC.
                         (toll free) at 1-800-223-2064.

                                                                          [LOGO]

KEMPER CORPORATION
Long Grove, Illinois 60049--Telephone (708) 320-4700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS--DECEMBER 23, 1994
                                                                December 2, 1994

To Our Stockholders:

The postponed 1994 Annual Meeting of Stockholders of Kemper Corporation (the "Company") will be held at 10:30 a.m. on Friday, December 23, 1994, in the Stockholders Meeting Room on the 57th floor of The First National Bank of Chicago, One First National Plaza (intersection of Clark and Madison), Chicago, Illinois. The meeting is called for the purpose of considering and acting upon:

1. The election of directors.

2. The ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for 1994.

3. The transaction of such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

The close of business on December 1, 1994 was fixed by your Board of Directors as the record date for the determination of stockholders entitled to notice of the annual meeting and having the right to vote at the meeting.

The Board of Directors appreciates the interest of the stockholders in the Company's affairs and encourages those entitled to vote at this annual meeting to take the time to do so. Please complete, date and sign the enclosed proxy card and return it promptly. A self-addressed return envelope, requiring no postage if mailed in the United States, is enclosed for your use. You may revoke your proxy at any time before the authority granted by it is exercised. If you attend the annual meeting, you may vote in person although you have previously returned an executed proxy.

Enclosed with these proxy materials is a copy of the Company's Form 10-Q, as filed with the Securities and Exchange Commission on November 14, 1994, which contains the most recently published financial information respecting the Company. The Company previously distributed its 1993 Annual Report to Stockholders on March 28, 1994. A copy of the annual report will be provided by first-class mail without charge to any stockholder, including any beneficial owner, upon oral or written request. Requests should be directed to John A. Effrein, Director of Investor Relations, at the Company's address set forth above or by phoning (708) 320-3435.

                                       By Order of the Board of Directors

                                       Kathleen A. Gallichio
                                       Corporate Secretary

KEMPER CORPORATION
Long Grove, Illinois 60049--Telephone (708) 320-4700                      [LOGO]

PROXY STATEMENT AND FORM OF PROXY DATED DECEMBER 2, 1994,
FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD DECEMBER 23, 1994

GENERAL INFORMATION

This proxy statement is being used in connection with the solicitation of proxies on behalf of the Board of Directors for use at the annual meeting of stockholders of Kemper Corporation (the "Company") on December 23, 1994. Only the holders of the Company's common shares are entitled to vote at the annual meeting, and such stockholders are being asked to vote upon: (i) the election of directors and (ii) the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for 1994. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about December 2, 1994.

Proxy cards properly executed and received prior to the time of the annual meeting will be voted as directed. If no direction is made, the proxy will be voted "FOR" any proposal for which no direction is indicated. Although a stockholder may have submitted a proxy, such stockholder may vote in person at the annual meeting if he or she desires. A stockholder voting by means of the enclosed proxy card has the power to revoke it at any time before it is exercised by delivering a written notice of revocation or a duly executed proxy bearing a later date to the corporate secretary of the Company at the address of the Company set forth above or by attending the annual meeting and voting in person. Attendance at the annual meeting will not in and of itself constitute revocation of a proxy.

As of the close of business on December 1, 1994, the record date for the determination of stockholders entitled to vote at the annual meeting, there were 34,412,095 shares of Kemper Corporation $5.00 par value common stock issued and outstanding. Each share of common stock issued and outstanding on the record date entitles the holder to one vote on each matter to be acted upon at the annual meeting. The presence in person or by proxy of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the annual meeting.

As of December 1, 1994, the following were the only persons known to management who may be deemed to beneficially own more than 5 percent of the Company's outstanding voting securities:

                                                               AMOUNT AND
                                                                 NATURE
                                                                   OF                 PERCENT
  TITLE OF                     NAME AND ADDRESS                BENEFICIAL              OF
    CLASS                    OF BENEFICIAL OWNER               OWNERSHIP              CLASS(a)
- -------------    ----------------------------------------------------------           -----
Common Stock     Franklin Resources, Inc.                       2,875,244(b)           8.4%
($5 par          777 Mariners Island Blvd.
  value)         P.O. Box 7777
                 San Mateo, California 94403-7777
Common Stock     Southeastern Asset Management, Inc.            2,221,200(c)           6.5%
($5 par          860 Ridgelake Boulevard
  value)         Memphis, Tennessee 38120

- ---------------

(a) Based on the number of shares of Kemper Corporation common stock outstanding on December 1, 1994 and an assumption that share totals beneficially owned have remained equal to those last reported to the Company.

(b) Franklin Resources, Inc. has reported that it or its investment advisory subsidiaries have sole voting power as to 2,691,444 shares, shared voting power as to 183,800 shares, sole dispositive power as to no shares and shared dispositive power as to 2,875,244 shares.

(c) Southeastern Asset Management, Inc. has reported that, as an investment advisor to various discretionary and non-discretionary accounts of its clients, it has sole voting power as to 1,644,200 shares, shared voting power as to 500,000 shares, no voting power as to 77,000 shares, sole dispositive power as to 1,721,200 shares and shared dispositive power as to 500,000 shares.

RESCHEDULED MEETING/TERMINATION OF MERGER AGREEMENT

This proxy statement relates to the 1994 annual meeting of stockholders of the Company that was originally scheduled to be held May 11, 1994. In connection with an unsolicited proposal by General Electric Capital Corporation ("GECC") to acquire the Company that was initiated in early 1994, the 1994 annual meeting was adjourned, pursuant to an agreement between the Company and GECC, to August 22, 1994.

On June 26, 1994, the Company, Conseco, Inc., an Indiana corporation ("Conseco"), and a wholly owned subsidiary of Conseco entered into a merger agreement pursuant to which the Company would have been acquired by Conseco (the "Conseco Merger Agreement"). In light of the proposed merger, the Board of Directors on July 19, 1994 postponed the 1994 annual meeting in order that Company stockholders could vote at one time on the merger as well as on certain general corporate matters.

On November 2, 1994, Conseco proposed that the Conseco Merger Agreement be modified to, among other things, reduce the merger consideration to be received by Company stockholders. While Conseco's proposed changes to the merger agreement were being considered by the Board of Directors, it became clear to both the Company and Conseco that the proposed merger, even under Conseco's revised terms, could not be completed. Accordingly, on November 18, 1994, the Company and Conseco mutually terminated the Conseco Merger Agreement. At the same time, the Board of Directors directed management and the Company's advisors to take all appropriate actions to maximize value for the Company's stockholders.

As a result of the foregoing, the postponed 1994 annual meeting of stockholders was rescheduled to be held December 23, 1994.

ELECTION OF DIRECTORS

The Company's Second Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides that the Board of Directors shall be divided as nearly as possible among three equal classes which are designated as Class I, II or III, with each class serving for a three-year term of office. Any person elected to fill a vacancy or a newly-created directorship holds office for the remainder of the full term of the class to which such person is elected.

On March 17, 1994, the Board of Directors nominated John T. Chain Jr., George D. Kennedy, David B. Mathis and Kenneth A. Randall, the current Class II directors, to stand for re-election at the annual meeting and, if elected, to hold office until the 1997 annual meeting of stockholders of the Company.

After the June 26, 1994 board meeting at which the Conseco Merger Agreement was unanimously approved, Joseph E. Luecke retired from the Company's Board of Directors to pursue more of a full-time retirement and to attend to various personal and family matters. On September 7, 1994, the Company's Board of Directors, on the recommendation of its Nominating Committee, reduced the number of members of the Board of Directors to 12 in accordance with the Certificate of Incorporation. The Board of Directors agreed that reducing the size of the board was advisable, in lieu of filling the vacancy created by Mr. Luecke's retirement, due to the then pendency of the Conseco merger and thus the abbreviated term of office any replacement director could be expected to serve. Given the ongoing uncertainties with respect to the Company's future ownership, the Board of Directors does not presently contemplate any near-term changes in board size or composition.

The persons named on the enclosed proxy card (Peter B. Hamilton, George D. Kennedy and David B. Mathis) have agreed to represent stockholders submitting properly executed proxy cards and to vote for the election of the four nominees listed herein, unless otherwise directed by the authority granted or withheld on the proxy cards. Although the Board of Directors has no reason to believe that any of the nominees will be unable to serve as directors, if any one or more of the nominees shall not be available for election, the persons named on the proxy card have agreed to vote for the election of such other nominees as may be proposed by the Board of Directors. The names of the four nominees for election at this annual meeting, the names of the directors whose terms continue after the meeting and the principal occupations of all such persons during the past five years are as follows:

NOMINEES TO BE ELECTED FOR TERMS EXPIRING AT THE 1997 ANNUAL MEETING (CLASS II):
John T. Chain Jr.                                                  Age 59
  Executive Vice President, Burlington Northern Railroad Co.,      Director since 1991
  Fort Worth, TX (railroad transportation) since January 1991;
  prior thereto, Commander in Chief, Strategic Air Command, and
  Director, Joint Strategic Target Planning Staff. Director of
  Northrop Corporation, RJR Nabisco Holdings and various
  subsidiaries of Burlington Northern Railroad Co.

George D. Kennedy                                                  Age 68
  Corporate Director. Prior to November 1994, Chairman of          Director since 1982
  Mallinckrodt Group Inc. (formerly, IMCERA Group, Inc.),
  Mundelein, IL (mining, manufacturing). Director of American
  National Can Company, Brunswick Corporation, Illinois Tool
  Works, Inc., the Kemper National Insurance Companies, Scotsman
  Industries, Inc. and Stone Container Corp.

David B. Mathis                                                    Age 56
  Chairman of the Board and Chief Executive Officer of Kemper      Director since 1989
  Corporation since February 1992; prior thereto, President from
  May 1990 to September 1992, and Chief Operating Officer from
  May 1990 to February 1992; prior thereto, Executive Vice
  President. Chairman of the Board and Chief Executive Officer of
  Kemper Reinsurance Company until March 1990. Director of Kemper
  Financial Companies, Inc. and several other Company
  subsidiaries.

Kenneth A. Randall                                                 Age 67
  Corporate Director. Director of Dominion Resources, Inc.,        Director since 1981
  Dominion Energy, Inc. and Prime Retail, Inc., and trustee of the principal Oppenheimer mutual funds.

DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING AT THE 1995 ANNUAL MEETING (CLASS I):
J. Reed Coleman                                                    Age 61
  Chairman of the Board of Madison-Kipp Corporation, Madison, WI   Director since 1968
  (manufacturer of precision components serving the automotive and durable goods industries). Director of the Kemper National
  Insurance Companies, Lunar Corp., Madison-Kipp Corporation,
  NIBCO, Inc., Regal-Beloit Corporation and Xeruca Corporation.

Raymond F. Farley                                                  Age 70
  Corporate Director. Prior to January 1990, President and Chief   Director since 1983
  Executive Officer of S.C. Johnson & Son, Inc., Racine, WI
  (manufacturer of household and commercial cleaners, wax,
  insecticides and personal care products). Director of Hartmarx
  Corporation, Johnson International, Inc., Johnson Worldwide
  Associates and Snap-On Tools Corp.

Richard D. Nordman                                                 Age 48
  President and Chief Operating Officer of Lawter International,   Director since 1989
  Inc., Northbrook, IL (manufacturer of products for the graphic arts, adhesive and coatings industries). Director of Lawter
  International, Inc.

Stephen B. Timbers                                                 Age 50
  President and Chief Operating Officer of Kemper Corporation      Director since 1992
  since September 1992; Chief Investment Officer of Kemper
  Corporation from May 1991 until May 1993. Senior Executive Vice
  President and Chief Investment Officer of Kemper Financial
  Services, Inc. ("KFS") from March 1990 until November 1993;
  prior thereto, Executive Vice President and Chief Investment
  Officer. Director of Kemper Financial Companies, Inc., several other Company subsidiaries, Gillett Holdings, Inc. and LTV
  Corporation.

DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING AT THE 1996 ANNUAL MEETING (CLASS III):
John H. Fitzpatrick                                                Age 38
  Executive Vice President and Chief Financial Officer of Kemper   Director since 1990
  Corporation since May 1993; prior thereto, Senior Vice
  President and Chief Financial Officer from May 1990; prior thereto, Vice President. Executive Vice President and Chief
  Financial Officer of Kemper Financial Companies, Inc. since
  January 1994. Director of Kemper Financial Companies, Inc. and
  several other Company subsidiaries.
Peter B. Hamilton                                                  Age 48
  Vice President and Chief Financial Officer of Cummins Engine     Director since 1992
  Company, Inc., Columbus, IN (manufacturer of diesel engines and related products). Director of various corporations that are wholly-owned by Cummins Engine Company, Inc.

Charles M. Kierscht                                                Age 55
  Executive Vice President since May 1993. Chairman of the Board,  Director since 1991
  President and Chief Executive Officer of Kemper Financial
  Companies, Inc. since July 1991; prior thereto, Executive Vice
  President.

  Chairman, President and Chief Executive Officer of KFS since
  July 1991; prior thereto, President and Chief Operating
  Officer. President and director or trustee of all of the registered investment companies which are managed by KFS.
  Director of Kemper Financial Companies, Inc., several other
  Company subsidiaries, Investors Fiduciary Trust Company, which is indirectly 50 percent owned by the Company, and ICI Mutual
  Insurance Company.

Daniel R. Toll                                                     Age 66
  Corporate and civic director. Director of Brown Group, Inc.,     Director since 1986
  A.P. Green Industries, Inc., Mallinckrodt Group Inc., the
  Kemper National Insurance Companies, Lincoln National
  Convertible Securities Fund, Inc., Lincoln National Income
  Fund, Inc. and NICOR, Inc.

Messrs. Chain, Coleman, Farley, Hamilton, Kennedy, Mathis, Nordman, Randall and Toll are presently directors of Fidelity Life Association, a Company-affiliated mutual life insurance company ("FLA").

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the shares of Kemper Corporation common stock beneficially owned as of December 1, 1994 by the directors, nominees and other persons within the group of five most highly-compensated executive officers of the Company during 1993, and by all directors, nominees and the 1993 executive officers of the Company as a group:

                                         SHARES OF $5 PAR VALUE COMMON              PERCENT
            NAME OF BENEFICIAL OWNER        STOCK BENEFICIALLY OWNED                OF CLASS
        ---------------------------------------------------------------             --------
        John T. Chain Jr.                               8,000(1)                      *
        J. Reed Coleman                             1,518,098(1)(3)(4)(5)              4.4%
        Raymond F. Farley                               8,750(1)                      *
        John H. Fitzpatrick                           145,834(2)(5)                   *
        Peter B. Hamilton                               7,000(1)                      *
        George D. Kennedy                           1,500,098(1)(4)                    4.4%
        Charles M. Kierscht                            84,160(2)(6)                   *
        David B. Mathis                               300,156(2)                      *
        Richard D. Nordman                              9,000(1)                      *
        Kenneth A. Randall                              9,701(1)                      *
        Stephen B. Timbers                             99,000(2)                      *
        Daniel R. Toll                              1,501,098(1)(4)                    4.4%
        Kathleen A. Gallichio                          86,837(2)                      *
        Directors, nominees and executive
          officers as a group (15
          persons, including the above)             2,367,307(2)(4)                    6.9%

- -------------------------
 *  Less than 1%.

(1) Includes 8,000 shares which each of Messrs. Coleman, Farley, Kennedy, Nordman, Randall and Toll, 7,000 shares which General Chain, and 6,000 shares which Mr. Hamilton, can acquire under stock options granted pursuant to the Kemper Corporation Non-Management Director Stock Option Plan. All of such options became exercisable in full when the approval of the Conseco Merger Agreement in June, 1994, activated certain "change of control" acceleration provisions under such plan. The directors as a group can thus presently acquire 61,000 shares under these stock options.

(2) Includes the following number of shares which the following persons or group have the right to acquire pursuant to stock options granted under the Kemper Corporation 1982 Incentive Stock

     Option Plan, 1985 Amended Stock Option Plan or 1990 Stock Option Plan: Mr. Fitzpatrick, 132,540 shares; Mr. Kierscht, 63,680 shares; Mr. Mathis, 256,765 shares; Mr. Timbers, 91,000 shares; Ms. Gallichio, 81,340 shares; and all directors and executive officers as a group, 693,985 shares. All of such options became exercisable in full in connection with the approval of the Conseco Merger Agreement in June, 1994.

(3) Excludes 6,592 shares held in several trusts created by Lumbermens Mutual Casualty Company ("Lumbermens"), principal company of the Kemper National Insurance Companies, for the prospective retirement benefit of certain Lumbermens officers. As a member of the distribution committee of these trusts, Mr. Coleman presently shares voting and investment power over, but disclaims beneficial ownership of, such shares.

(4) Includes 1,492,098 shares held by Lumbermens, the James S. Kemper Foundation, American Manufacturers Mutual Insurance Company ("AMM"), another of the Kemper National Insurance Companies, and several trusts established for the benefit of Lumbermens' officers which certain of the Company's directors, to the extent they are also members of Lumbermens' or AMM's boards of directors, or trustees of the foundation, could be deemed to control either through voting or dispositive power. Such directors disclaim beneficial ownership of such shares.

(5) Includes shares owned by or for the benefit of the spouse, minor children or other relatives of the director, nominee or executive officer.

(6) Mr. Kierscht beneficially owns 44,822.46 shares of Class B Common Stock of Kemper Financial Companies, Inc. ("KFC"), a publicly-reporting subsidiary of the Company, 1,024.23 shares owned directly and an aggregate of 43,798.23 shares which he: (i) can acquire within 60 days of November 1, 1994 upon the conversion of various presently convertible series of Floating Rate Convertible Subordinated Debentures issued by KFC; or (ii) can acquire within 60 days of November 1, 1994 pursuant to stock options issued under KFC's 1986 and 1988 Stock Option Plans. KFC issued Debentures to various officers and designated employees of its subsidiaries during a period extending from 1986 through 1990. The Debentures were issued in groups of five series (the series having staggered conversion and maturity dates) and are convertible into shares of KFC Class B Common Stock based on a formula price for such stock applicable when the particular series were issued. Mr. Kierscht beneficially owns approximately 9.1% of KFC's outstanding Class B Common Stock and approximately 1.7 percent of all series of KFC Floating Rate Convertible Subordinated Debentures outstanding at November 1, 1994, and he would own approximately 2.7 percent of the outstanding KFC Class B Common Stock, assuming all of KFC's outstanding convertible securities and options at such date, including Mr. Kierscht's, had previously been converted or exercised. Also see COMPENSATION OF EXECUTIVE OFFICERS later in this proxy statement.

COMMITTEES OF THE BOARD OF DIRECTORS

Effective January 14, 1994, the configuration and membership of the various committees of the Board of Directors were changed to rebalance and streamline board committee participation to promote efficiencies. Also see COMPENSATION OF DIRECTORS later in this proxy statement.

The Company has a five-member Executive Committee presently consisting of Messrs. Mathis (chairman), Chain, Farley, Kennedy and Timbers. The function of the committee is to exercise the authority of the Board of Directors in the management of the business and the affairs of the Company as necessary and appropriate during the interim between meetings of the full board.

The Company has an Audit Committee composed of three non-management directors. (A non-management director is one other than a present or past officer of the Company or of any affiliate thereof.) Members currently serving on the committee are Messrs. Coleman (chairman), Hamilton and Nordman. This committee oversees the selection and retention of an independent auditor and has responsibility for the content and oversight of the Company's audit program, including review of the effectiveness of corporate accounting and financial practices and the adequacy of internal controls.

The Investment Committee of the Company (formerly the Finance Committee) currently consists of three non-management directors: Messrs. Randall (chairman), Farley and Toll. The function of the committee is to exercise the authority of the Board of Directors principally in connection with the supervision of investment policies and performance of the Company's life insurance subsidiaries' portfolios, including the related activities of KFS, investment adviser to the portfolios. Investments made under the committee's general guidelines are approved by the respective investment committees and boards of directors of the Company's life insurance subsidiaries.

The Corporate Public Policy Committee of the Company presently consists of three non-management directors: Messrs. Chain (chairman), Kennedy and Randall. The committee is responsible for review of corporate policies with respect to corporate responsibility, legislative and regulatory matters and industry and consumer relations. Commencing in 1994, the Corporate Public Policy Committee maintains a regular subcommittee on Intercompany Conflicts, Accountability and Relationships. The subcommittee will scrutinize, evaluate, avoid where possible and resolve conflicts of interest among the Company or its subsidiaries and those companies within the organization whose ownership constituencies and interests are distinct from those of the Company and its stockholders; explore the equities and ethical considerations applicable to intercompany dealings; and review procedures and activities of management dealing with individual and intercompany conflicts of interest. Mr. Kennedy is the representative of the Company at subcommittee meetings, Mr. Randall represents FLA, and Mr. Kierscht is the invited representative of KFC. While its functions are now exercised as a subcommittee of the Corporate Public Policy Committee, during 1993, the Company maintained a board Committee on Intercompany Conflicts, Accountability and Relationships composed of a chairman and board representatives for the Company, KFC and FLA. During 1993, Mr. Luecke was the chairman of the committee, Mr. Farley was the representative of the Company, Mr. Kierscht represented KFC and Mr. Nordman represented FLA.

The Committee on Compensation and Organization is currently comprised of three non-management directors: Messrs. Kennedy (chairman), Chain and Farley. The committee is responsible for reviewing with management (1) the overall objectives, structure, cost and administration of the Company's compensation and benefit programs, (2) executive management's performance and (3) officer succession plans.

The Nominating Committee of the Company is composed of all non-management directors not standing for re-election within one year and not serving on the Executive Committee, except for the chairman who is appointed by the Board of Directors. Members serving on the committee during 1994 have been Messrs. Toll (chairman), Coleman, Hamilton and Nordman. The committee has the responsibility of recommending nominees to the full board to fill directorships which expire at the annual meeting of stockholders, board vacancies and newly-created directorships. Any stockholder who wishes to have the committee consider a candidate should submit in writing the name of the candidate along with any biographical or other relevant information regarding the qualifications of such individual and the written consent of the proposed candidate to serve if nominated and elected. Such recommendations should be addressed to the Chairman of the Nominating Committee, in care of the corporate secretary of the Company, at the address appearing on the first page of this proxy statement.

During 1993, 11 Board meetings, 9 Executive Committee meetings, 6 Audit Committee meetings, 4 Finance (now Investment) Committee meetings, 2 Corporate Public Policy Committee meetings, 9 Committee on Compensation and Organization meetings, 1 Nominating Committee meeting and 2 meetings of the Committee on Intercompany Conflicts, Accountability and Relationships were held.

EXECUTIVE OFFICERS OF KEMPER CORPORATION
AS OF DECEMBER 31, 1993

                                    KEMPER
                                  CORPORATION               PRINCIPAL BUSINESS EXPERIENCE
    NAME, AGE AND POSITION       OFFICER SINCE            DURING PAST FIVE OR MORE YEARS(1)
- ------------------------------   -------------    -------------------------------------------------

David B. Mathis (56)                  1989        Chairman of the Board and Chief Executive Officer
Chairman of the Board and                         from February 1992; prior thereto, President from
Chief Executive Officer                           May 1990 until February 1992 and Chief Operating
                                                  Officer from May 1990 until February 1992; prior
                                                  thereto, Executive Vice President. Chairman of
                                                  the Board and Chief Executive Officer of Kemper
                                                  Reinsurance Company until March 1990.

Stephen B. Timbers (50)               1991        President and Chief Operating Officer since
President, Chief Operating                        September 1992; Chief Investment Officer from May
Officer and Director                              1991 until May 1993. Senior Executive Vice
                                                  President and Chief Investment Officer of KFS
                                                  from March 1990 until November 1993; prior
                                                  thereto, Executive Vice President and Chief
                                                  Investment Officer.

Charles M. Kierscht (55)              1993        Executive Vice President from May 1993. Also
Executive Vice President and                      Chairman of the Board, President and Chief
  Director                                        Executive Officer of KFC and KFS from July 1991;
                                                  prior thereto, Executive Vice President of KFC
                                                  and President and Chief Operating Officer of KFS.

John H. Fitzpatrick (38)              1986        Executive Vice President and Chief Financial
Executive Vice President,                         Officer from May 1993; prior thereto, Senior Vice
Chief Financial Officer and                       President and Chief Financial Officer from May
  Director                                        1990; prior thereto, Vice President.

Alan J. Baltz (58)                    1990        Senior Vice President from May 1990; prior
Senior Vice President                             thereto, Controller of Lumbermens.

Kathleen A. Gallichio (39)            1990        Senior Vice President from January 1994 and
Senior Vice President,                            General Counsel and Corporate Secretary from May
General Counsel and Corporate                     1991; prior thereto, Corporate Counsel and
  Secretary                                       Corporate Secretary from May 1990; prior thereto,
                                                  Assistant General Counsel of Lumbermens.

John W. Burns (42)                    1986        Treasurer from January 1994; prior thereto,
Treasurer                                         Treasurer and principal accounting officer from
                                                  May 1990; prior thereto, Assistant Treasurer.
                                                  Treasurer of Lumbermens until May 1990.

- -------------------------
(1) All executive officers have similar business experience with various Kemper Corporation subsidiaries. Where indicated as having had business experience with Lumbermens, the executive officers also had similar business experience with Lumbermens' subsidiaries and affiliates.

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM COMPENSATION
                                       ANNUAL COMPENSATION                  AWARDS
                                ---------------------------------  ------------------------
          NAME                                          OTHER      RESTRICTED      STOCK
          AND                                           ANNUAL       STOCK       UNDERLYING   ALL OTHER
       PRINCIPAL                                       COMPEN-       AWARDS       OPTIONS      COMPEN-
        POSITION          YEAR  SALARY($)  BONUS($)  SATION($)(1)    ($)(2)         (#)      SATION($)(3)
- ------------------------ ------ ---------  --------  ------------  ----------    ----------  ------------
David B. Mathis,           1993 $ 531,308  $960,000    $193,357     $ 560,625(4)    45,000     $111,811
  Chairman of the Board    1992   473,846   360,000     167,658       131,250       15,000       24,219
  and Chief Executive      1991   400,000   480,000     164,503       253,750       25,000       53,329
  Officer
Stephen B. Timbers,        1993   448,269   816,000(5)     25,508     560,625(4)    40,000      143,455
  President and Chief      1992   412,500   500,000       7,706       110,250       10,000      106,789
  Operating Officer        1991   360,000   307,200       6,744       119,625       10,000       57,344
Charles M. Kierscht,       1993   440,000   412,000(5)     17,980     149,500(4)    20,867      188,398
  Executive Vice           1992   400,000   650,000      10,629       110,250       10,000      115,648
  President                1991   387,500   300,000      13,415       119,625       10,000      190,466
John H. Fitzpatrick,       1993   240,462   360,000      21,117       373,750(4)    25,000       59,675(6)
  Executive Vice           1992   210,000   210,000      11,176        84,000        8,600       15,072(6)
  President and            1991   190,000   250,000       9,948       108,750       10,000       86,935(6)
  Chief Financial
  Officer
Kathleen A. Gallichio,     1993   200,385   175,000      16,873       224,250(4)    15,000       39,183
  Senior Vice President,   1992   175,000   112,000      10,130        70,875        6,800        6,006
  General Counsel and      1991   135,100   140,000       7,749        72,500        6,000        9,721
  Corporate Secretary

- ---------------
(1) The amounts disclosed in this column include:

     (a) Compensation income reported in 1993 of $145,625, in 1992 of $132,750, and in 1991 of $127,000, for Mr. Mathis based upon the market value on the vesting date of restricted stock awarded in 1988, 1987 and 1986, respectively, under the Kemper Corporation Senior Executive Long-Term Incentive Plan.

     (b) Compensation amounts paid to each of the named executive officers as non-preferential dividend equivalents on shares of restricted stock awarded at various times.

     (c) The cash value of shares of Company common stock when awarded under the Kemper Corporation Anniversary Award Program. Employees of the Company or participating subsidiaries are awarded shares on an increasing scale beginning with their 10th year of employment and every 5 years thereafter, with a pro rata award at retirement.

     (d) The taxable benefit from personal use of an employer-provided automobile, adjusted for the related tax expense.

(2) The values shown are based on the closing price for the Company's common stock on the date any restricted stock was awarded applied to the number of award shares. A five-year restriction period on transfers or other dispositions applied to all awards of restricted stock when made. All shares reflected in the table which were awarded in 1991 and 1992 vested in full when the approval of the Conseco Merger Agreement in June, 1994, activated certain "change of control" acceleration provisions under the Kemper Corporation 1989 Senior Executive Long-Term Incentive Plan. See footnote (4) below for further information respecting the shares of restricted stock awarded in 1993.

     Until the shares of restricted stock vested, dividend equivalents, calculated based on the amount of the per share dividend declared and paid on the Company's common stock, were paid as additional compensation income to the named individuals when dividends were paid to the Company's stockholders. Participants may settle their tax obligations on the vesting of restricted shares by utilizing a portion of the award shares.

     As of December 31, 1993, Mr. Mathis held a total 42,000 shares of restricted stock, with an aggregate value (based on the closing price for the Company's common stock as of the date each award was granted) of $1,526,875; Mr. Timbers held a total 22,500 shares of restricted stock, with an aggregate value of $790,500; Mr. Kierscht held a total 11,500 shares of restricted stock, with an aggregate value of $379,375; Mr. Fitzpatrick held a total 16,200 shares of restricted stock, with an aggregate value of $556,500; and Ms. Gallichio held a total 10,700 shares of restricted stock, with an aggregate value of $367,625. But see footnote (4) below for further information respecting the cancellation since year-end 1993 of the restricted stock awards made in 1993.

(3) Except for the amounts otherwise described in footnote (6) below with respect to Mr. Fitzpatrick, this column includes only the amounts of employer contributions and forfeitures allocated to the accounts of the named persons under profit sharing plans maintained by the Company, in the case of Messrs. Mathis, Timbers and Fitzpatrick and Ms. Gallichio, or by KFS in the case of Mr. Kierscht, or under supplemental plans maintained by both employers to provide benefits in excess of applicable ERISA limitations.

    The Company's profit sharing plan was contributory, with the Company matching 50 percent of participant 401(k) contributions. Participants may elect 401(k) contributions of up to 5 percent of annual compensation. Discretionary profit sharing contributions are considered by the Board of Directors annually. A discretionary contribution of $1.95 for each 401(k) dollar contributed was approved for eligible participants in the Company's plan for 1993.

    Under the provisions of the KFS profit sharing plan, the net profits of KFS were sufficient for a 1993 contribution to be made to the accounts of eligible participants in the amount of 15 percent of annual compensation.

    Under both the Company and the KFS profit sharing plans, annual compensation which is attributable to restricted stock vesting or stock option exercise is not taken into account for employer contributions.

    The Company's supplemental plan provides for an accelerated lump sum distribution of vested amounts credited to that plan which are attributable to the Company's profit sharing plan upon a "change of control". The approval of the Conseco Merger Agreement in June, 1994, constituted such a "change of control" under this plan.

    Effective with the 1994 plan year, the Company and KFS adopted uniform profit sharing provisions providing for a 50 percent match of the first 5 percent of participants' elective 401(k) contributions; a discretionary year-end profit contribution of up to 7 1/2 percent of eligible annual compensation based on the Company's level of attainment of profit objectives; and a basic contribution of 5 percent of annual compensation (to a separate money purchase pension plan account) for eligible employees who continue employment through the end of each calendar year.

(4) Pursuant to the Conseco Merger Agreement, the restricted stock awards shown in the table for 1993 were cancelled. Under the Kemper Corporation Bonus Restoration Plan, on June 30, 1994, the Compensation and Organization Committee of the Board of Directors (the "Committee"), in its discretion, granted cash awards to the named individuals entitling each of them to receive an amount in cash immediately prior to the effective time of the then-planned Conseco merger equal to the product of the number of shares of restricted stock previously granted to such individual under the 1993 Senior Executive Long-Term Incentive Plan times the consideration payable in the merger. As a result of the termination of the Conseco Merger Agreement, no cash awards have been paid pursuant to the Kemper Corporation Bonus Restoration Plan. The Committee is presently considering supplementing such plan to, or adopting a new plan that would, provide for the payment of cash awards under certain circumstances in order to effect, at least in part, the restoration intended by such plan.

    Cancelled and as yet unrestored restricted stock awards include the following: Mr. Mathis--15,000 shares in 1993 and 9,200 shares in 1994; Mr. Timbers--15,000 shares in 1993 and 7,800 shares in 1994; Mr. Kierscht--4,000 shares in each of 1993 and 1994;

    Mr. Fitzpatrick--10,000 shares in 1993 and 5,000 shares in 1994; and Ms. Gallichio--6,000 shares in 1993 and 2,700 shares in 1994.

(5) Excludes a portion of Mr. Kierscht's bonuses earned in each of 1987 through 1989, $393,643 in the aggregate, and a portion of Mr. Timbers' bonuses earned in the same years, $154,027 in the aggregate, deferred under a mandatory contingent deferred plan maintained until December 31, 1990 by KFS and paid in 1991.

(6) Includes $3,368, $3,368 and $61,135 paid to Mr. Fitzpatrick by the Company in 1993, 1992 and 1991, respectively, to compensate him for the inability to continue to accrue any potential additional value under the various securities or options issued to him by KFC due to the mandatory redemption or lapse of such securities or options when his employment with KFS terminated in May 1990 upon commencement of his employment by the Company.

    Mr. Timbers owned various KFC securities interests which became subject to mandatory redemption or lapsed when his KFS employment terminated at year-end 1992 upon commencement of his employment by the Company. During a period extending to December 31, 2001, Mr. Timbers will, subject to continued employment by the Company or one of its subsidiaries, be eligible to elect to receive phantom compensation amounts from the Company based on the future appreciation, if any, which may pertain to the interests in KFC securities he previously owned. No such phantom compensation amounts were paid during any of the years reported in the table.

                             OPTION GRANTS IN 1993

                                                                                       POTENTIAL
                               INDIVIDUAL GRANTS                                  REALIZABLE VALUE OF
- -------------------------------------------------------------------------------      ASSUMED ANNUAL
                   NUMBER        % OF TOTAL                                       RATES OF STOCK PRICE
                  OF SHARES       OPTIONS                                             APPRECIATION
                 UNDERLYING      GRANTED TO    EXERCISE OR                         FOR OPTION TERM(4)
                   OPTIONS      EMPLOYEES IN   BASE PRICE        EXPIRATION      ----------------------
      NAME      GRANTED(#)(1)  FISCAL YEAR(2)   ($/SH)(3)           DATE           5%($)       10%($)
- -----------------------------  --------------  -----------   ------------------  ----------  ----------
David B.
  Mathis            45,000          3.0%         $38.375       April 30, 2003    $1,086,022  $2,752,194
Stephen B.
  Timbers           40,000          2.7%         $38.375       April 30, 2003       965,353   2,446,395
Charles M.          15,000          1.0%         $38.375       April 30, 2003       362,007     917,398
  Kierscht           5,867           .4%          $41.75     September 1, 2003      154,045     390,382
John H.
  Fitzpatrick       25,000          1.7%         $38.375       April 30, 2003       603,346   1,528,997
Kathleen A.
  Gallichio         15,000          1.0%         $38.375       April 30, 2003       362,007     917,398

- ---------------

(1) Each of the options reflected in the table, when granted, were subject to installment vesting provisions whereby only a portion of the underlying stock would become eligible for exercise on successive anniversaries of the date of grant. However, such options became exercisable in full in connection with the approval of the Conseco Merger Agreement in June, 1994.

(2) Based on 1,481,100 shares, the total number of shares under options granted in 1993. This total includes 886,400 shares under options granted on September 1, 1993 to employees of Kemper Securities, Inc. and subsidiary employee holders of KFC Debentures under special incentive award programs. Of the named executive officers, only Mr. Kierscht participated in this award as a holder of KFC Debentures.

(3) The option exercise price assigned by the Committee was the last sale price for Kemper Corporation common stock on the date of the respective grants.

(4) The assumed annual rates of stock price appreciation are prescribed in the proxy rules and should not be construed to forecast any future appreciation in the market price for the Company's common stock.

     The options disclosed in the preceding table contain a "reload" feature which entitles an optionee who, within the first eight years after the date the option was granted, pays all or any portion of the exercise price of an option with shares of Company common stock to receive a new non-qualified stock option to purchase a number of shares equal to the number of shares of common stock tendered in payment. The new option will have an exercise price equal to the fair market value of the common stock on the date of such exercise by payment in shares, and is only exercisable as long as the optionee continues to hold the shares issued on exercise of the initial option. The new option would vest in installments identical to those first applying to the option exercised. In no event, however, can any new option granted under the "reload" feature be exercised beyond the ten-year term of the initial option exercised.

                      AGGREGATED OPTION EXERCISES IN 1993
                       AND OPTION VALUES AT YEAR-END 1993

                                                                 NUMBER OF         VALUE OF UNEXERCISED
                                                                UNEXERCISED            IN-THE-MONEY
                                                                  OPTIONS               OPTIONS AT
                                                                AT FY-END(#)           FY-END($)(1)
                       SHARES ACQUIRED          VALUE           EXERCISABLE/           EXERCISABLE/
        NAME           ON EXERCISE(#)        REALIZED($)       UNEXERCISABLE          UNEXERCISABLE
- -------------------------------------------------------------------------------------------------------
David B. Mathis                 --                  --         146,955/87,510(2)   $ 1,086,402/$358,898(2)
Stephen B. Timbers              --                  --          12,500/47,500           25,000/  75,000
Charles M. Kierscht             --                  --          17,900/28,367(2)       116,584/  75,000(2)
John H. Fitzpatrick             --                  --          63,430/47,710          425,068/ 193,710
Kathleen A.
  Gallichio                     --                  --          41,480/31,360          287,443/ 141,148

- ---------------

(1) Based on a value per share of $36.25 as of December 31, 1993 over the exercise price, if less.

(2) Where needed, the figures are adjusted to reflect the 3-for-1 stock split in June 1986.

TERMINATION PROTECTION AGREEMENTS

The Company and 13 senior executives (the "Executives"), including the five named executive officers, have entered into agreements (the "Agreements") dated March 18, 1994 intended to encourage the Executives to remain with the Company during periods of uncertainty with respect to the Company's ownership and to enhance their abilities to act in the best interests of the Company and its stockholders with respect to any offer for the Company, without being influenced by any uncertainties surrounding their respective situations with the Company.

The Agreements may be unilaterally terminated by the Company upon at least one year's advance notice. If effective on the date of a "Change of Control" of the Company, the Agreements would remain in effect for three years or such longer period as is necessary to give effect to their terms. "Change of Control" is defined under the Agreements in the same manner as under the Company's existing stock option and restricted stock plans, and the approval of the Conseco Merger Agreement in June, 1994, constituted a Change of Control under the Agreements.

Under the Agreements, an Executive would receive severance benefits if the Company were to terminate his or her employment with the Company without Cause (defined below) or if the Executive were to resign for Good Reason (defined below) either within three years after a Change of Control or prior to a Change of Control at the request of the acquiror. Such severance benefits would be: (i) a payment equal to three times the sum of the Executive's base salary, target bonus and target equity awards (i.e., the value of the Executive's target awards of options and restricted stock under the Company's long-term stock award program); (ii) a payment equal to three times the Executive's target profit sharing contribution from the Company, reduced for each month of service after the Change of Control; (iii) payment of a pro-rata portion of the Executive's target bonus for the year of termination; (iv) continued welfare benefits for three years (or, if shorter, until the Executive becomes covered under a new employer's plan); (v) payment of any accrued but unpaid bonuses (for prior years) and any deferred compensation; (vi) three years additional age and service credit towards eligibility for post-retirement welfare benefits (offset by additional age and participation actually credited after the Change of Control); (vii) acceleration of vesting under the Company's supplemental retirement plans, payment of the Executive's accrued benefit under these plans and, to the extent the Executive is entitled to a benefit under the defined benefit portion of any of these plans, three years additional age and service credit towards eligibility for all purposes, including benefit accrual and eligibility for early retirement (offset by additional age and service actually credited after the Change of Control); and (viii) reimbursement for outplacement counseling services. Any severance benefits payable are grossed-up to the extent an Executive would be subject to an excise tax under Section 4999 of the Internal Revenue Code due to the receipt thereof. The Agreements preserve any applicable Change of Control provisions under other agreements or arrangements, such as the Company's equity-based compensation programs. They also preserve the Executive's indemnification rights, require the Company to maintain certain directors' and officers' liability insurance coverage and impose certain confidentiality obligations on the Executive.

Cause is defined generally as (i) willful malfeasance which has a material adverse effect on the Company; or (ii) conviction of a felony. As to any Executive, Good Reason is defined to be any of the following actions, without the Executive's express prior written approval, other than due to the Executive's permanent disability or death: (i) any diminution in the Executive's titles, duties, responsibilities, status or reporting relationship from the positions, duties, responsibilities, status or reporting relationship existing immediately prior to the Change of Control; (ii) removal of the Executive from, or any failure to re-elect the Executive to, any of the positions the Executive holds immediately prior to the Change of Control; (iii) failure to pay the Executive's base salary when due; (iv) any reduction of the Executive's base salary, target bonus or target equity award; (v) a material reduction in the Executive's employee or fringe benefits; (vi) a change of the Executive's principal place of employment to a location more than 20 miles from the Executive's principal place of employment immediately prior to the Change of Control; or (vii) any material breach of any provision of the Agreement.

RETIREMENT PLAN

The following table shows the estimated annual pension benefits which would be payable to a covered participant at normal retirement age under the final pay formula contained in the Kemper Corporation Retirement Plan, a qualified defined benefit plan, including any pension amounts which would be provided under the Company's non-qualified supplemental retirement plan due to benefit limitations imposed by ERISA. The Retirement Plan includes an alternative career average benefit formula based on compensation earned during all years of plan participation (1.85 percent of the participant's first $10,000 of eligible compensation and 2.40 percent of eligible compensation above $10,000 for the 1993 plan year), but the Company estimates that the Retirement Plan's final pay formula will produce the greater benefit to the persons identified in the SUMMARY COMPENSATION TABLE who participate in the Retirement Plan.

                               PENSION PLAN TABLE

 FIVE-YEAR                       YEARS OF PLAN PARTICIPATION
  AVERAGE        ------------------------------------------------------------
COMPENSATION        20           25           30           35           40
- ------------     --------     --------     --------     --------     --------
 $  200,000      $ 38,110     $ 47,638     $ 57,165     $ 66,693     $ 76,220
    250,000        48,110       60,138       72,165       84,193       96,220
    300,000        58,110       72,638       87,165      101,693      116,220
    350,000        68,110       85,138      102,165      119,193      136,220
    400,000        78,110       97,638      117,165      136,693      156,220
    450,000        88,110      110,138      132,165      154,193      176,220
    500,000        98,110      122,638      147,165      171,693      196,220
    600,000       118,110      147,638      177,165      206,693      236,220
    700,000       138,110      172,638      207,165      241,693      276,220
    800,000       158,110      197,638      237,165      276,693      316,220
    900,000       178,110      222,638      267,165      311,693      356,220
  1,000,000       198,110      247,638      297,165      346,693      396,220

A participant's remuneration covered by the Retirement Plan's final pay formula is his or her average annual salary plus bonus as reported in the SUMMARY COMPENSATION TABLE, plus the value of any award received under the Company's Anniversary Stock Award Program (except that bonuses were covered in the year they were paid rather than when they accrued for purposes of the Retirement
Plan), for the 60 months preceding a participant's retirement or, in the case of a participant who had participated in the plan for less than 60 months, the period of his or her participation. Benefits shown were computed as a straight life single annuity beginning at age 65, and would not be subject to reduction for social security or other offset amounts. At December 31, 1993, the estimated credited years of plan participation at normal retirement age for the named executive officers participating in the Retirement Plan as of December 31, 1993 were as follows: 42 years for Mr. Mathis, 17 years for Mr. Timbers, 37 years for Mr. Fitzpatrick and 31 years for Ms. Gallichio. Actual years of participation for each individual were 33, 1, 10 and 5 years, respectively. Because KFS had not adopted the Retirement Plan, Mr. Kierscht was not eligible to participate. Mr. Timbers, formerly a KFS employee, commenced participation in the Retirement Plan effective January 1, 1993.

The Company has announced an intent to terminate the Retirement Plan effective December 14, 1994 and implemented a November 30 freeze in benefit accruals. In conjunction with that action, the Company increased the career average benefit formula for the 1994 plan year for participants who remained with the Company through the benefit freeze date (to 3.45 percent of the participant's first $10,000 of eligible compensation for the first nine months of the year and 4 percent of such eligible compensation above $10,000 or, if greater, the amount which would have accrued through the freeze date under the regular formula). A comparable increase in accrued benefit under the final pay formula will be applied to participants in the supplemental plan who remained with the Company through the November 30 benefit freeze date.

The Retirement Plan provides that, on the consummation of a "change of control" of the Company or certain other enumerated pension allocation events such as plan termination or cessation of benefit accruals, the following protections for plan participants become effective: (i) participants become vested in all accrued benefits regardless of length of service; (ii) plan assets are allocated to provide the benefits accrued as of such date through the purchase of irrevocable annuities; and (iii) surplus assets, if any, available after all accrued benefits have been provided for are allocated to provide additional accrued benefits for participants under the annuities or, to the extent a portion of the assets cannot be allocated under the qualified plan because of ERISA limitations, those amounts will be credited under the non-qualified supplemental plan. Following the occurrence of a pension allocation event, benefits credited to the supplemental plan which are attributable to the Retirement Plan are valued on an actuarially equivalent lump sum basis and distributed. The freezing of benefits on November 30, 1994 constituted a pension allocation event under the Retirement Plan and the Company's non-qualified supplemental retirement plan.

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report and the performance graph on page 18 shall not be incorporated by reference into any such filings.

REPORT ON EXECUTIVE COMPENSATION OF THE COMMITTEE
ON COMPENSATION AND ORGANIZATION

COMPENSATION PHILOSOPHY

The Company's executive compensation program has traditionally been founded on certain guiding principles designed to align compensation with the Company's business strategy, performance and realization of stockholder value. Overall objectives have been designed to:

- - Attract and retain key executives critical to the long-term success of the Company;

- - Reinforce a common direction among the Company's distinct business units;

- - Reward executives for long-term strategic management by delivering appropriate ownership interests in the Company;

- - Support a performance-oriented environment that differentiates rewards based on contributions to business results;

- - Integrate the compensation program with the Company's strategic planning and performance measurement process; and

- - Provide competitive total compensation opportunities consistent with those of other leading diversified financial organizations.

Consistent with this policy, the Company has developed an overall compensation strategy and corresponding compensation plans that tie a significant portion of executive compensation to success in meeting specified performance goals as well as in building stockholder value. As an executive's level of responsibility increases, a greater portion of potential total compensation is based on performance incentives and long-term equity awards and less on salary and employee benefits, often causing greater variability in the individual's compensation level from year to year.

In evaluating competitor practices, the Company's various operating subsidiaries are compared with their specific industry peers while compensation elements for executive officers of the Company are measured against those of diversified financial companies. Each year, the Company has participated in several compensation studies to determine the competitiveness of its executive compensation program. The peer group used at the Company level consists of approximately twenty selected diversified financial companies providing a cross-section of the diversified financial services industry. The group evaluated provides a relevant competitive frame of reference for the major segments of the Company's business portfolio, including asset management, securities brokerage and life insurance. Specific peer group companies have also been selected on the basis of comparable asset size, business portfolio and corporate strategy, and represent the Company's most direct competitors for executive talent. Some of the companies comprising either the Dow Jones Insurance (Full Line) Peer Group or the Dow Jones Financial Services (Diversified) Peer Group are included within the industry peer group analyzed for compensation purposes. While peer group financial performance has not been directly analyzed, the influence of results on industry compensation practices generally can be expected to produce an indirect effect over time.

COMPENSATION VEHICLES

Traditionally, the key elements of the Company's executive compensation program have been base salary, annual incentive bonus and long-term equity awards.

Base Salaries

Base salary levels for the Company's executive officers and subsidiary officers have been normally positioned somewhat below those for comparable positions in competitor companies. In determining base salary levels and annual salary adjustments for executive officers, the Committee considers market compensation comparisons as well as the individual's performance and relative contribution to the organization. In the case of a head of a functional or operating unit, that unit's operating results have also generally been considered.

Annual Incentive Bonus Awards

The Company's executives have been eligible for an annual cash bonus. Goals have been established at the beginning of each year for the Company, and for each functional and operating unit, to provide the basis for achieving bonus awards. These include threshold, target and maximum performance goals which have been clearly linked with resultant bonus opportunities at each level.

Bonus award opportunities throughout the Company have been generally positioned above standard industry practices and have been contingent upon business results. As such, a greater portion of the executive's compensation would be placed at risk and tied more directly to operating performance. Bonus awards for executives in a functional or operating unit have reflected results of the particular unit whereas consolidated results have been the primary basis for bonuses for the Company's officers and staff.

Long-Term Equity Awards

The Company's past practices respecting equity awards have been designed to foster significant ownership interests in the Company common stock for key executives, thereby promoting greater identity between the Company's management and its stockholders. Two types of awards have been granted to executive officers of the Company and its major functional and operating units as well as to other key employees:

Stock Options--a right to purchase shares of common stock over a ten-year period at the fair market value per share as of the date the option is granted; and

Restricted Stock Awards--shares of common stock which, when granted, provided that the recipient could not sell or otherwise dispose of the shares awarded until a requisite employment period had lapsed.

The Company's past practices in granting options and restricted stock have been designed to provide opportunities fully competitive with those offered by other diversified financial companies. In establishing grant levels, the executive's responsibilities, past contributions to the Company and attainment of corporate and personal objectives, together with the practices of the same peer companies utilized for all aspects of the compensation program (verified by external surveys), have been evaluated closely. The Committee has considered the particular executive's accomplishments, as measured against preset three-year goals focused on creating longer term stockholder value, in determining the number of shares awarded. The measurement goals have been established for the Company as well as for each executive officer and generally include important strategic initiatives as measurement factors. Prior equity grants can and have influenced the Committee's determination of grant levels for a given period, particularly when evaluated against attainment of long-term performance objectives over the multi-year cycle of the overall compensation program.

Tax Deductibility

Generally, under normal circumstances, the Committee seeks to preserve all available tax deductions respecting each element of the Company's executive compensation program. Earlier in 1994, the Committee had proposed various measures designed to preserve the deductibility of the Company's annual incentive bonus awards and the compensation income realized on the vesting of its awards of restricted stock pursuant to Section 162(m) of the Internal Revenue Code. Section 162(m), commencing from January 1, 1994, inhibits the ability of public companies to deduct compensation expense in excess of $1.0 million paid in any taxable year to a chief executive officer or any other person included within the five named executive officers identified by a company as among its highest paid executive officers for such year unless such compensation is sufficiently performance-based so as to continue to qualify for deduction.

Due to the advisability of eliminating various compensation-related uncertainties during the pendency of the then-planned Conseco merger, however, the Committee endorsed the vesting of various outstanding long-term equity awards as well as the provision of certain other payments. These measures, by fixing the right to receive these compensation elements, preclude such forms of compensation from being considered performance-based within the meaning of
Section 162(m). The Committee believes that, in the Company's present circumstances, any desire to attempt to preserve tax deductibility is far outweighed by the employee relations and business transition objectives supported by these measures.

COMPENSATION OF THE CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

The Committee increased Mr. Mathis' base salary effective February 1, 1993 from $480,000 to $530,000 to recognize his achievements in repositioning the Company for the future as a focused financial services organization dedicated to producing higher and more consistent earnings for its stockholders.

Mr. Mathis' bonus for 1993 reflects the fact the Company met or exceeded each of its 1993 performance targets established early in the year. Under Mr. Mathis' leadership, the Company exceeded its target operating earnings goal and its objectives to increase the market price of the Company's common stock, both on an absolute basis as well as relative to the Standard & Poor's 500 Index. The Company also reduced its exposure to real estate-related assets beyond the level the Committee set to qualify for maximum performance-based compensation and, by divesting four major subsidiary operations in the year, met its targeted restructuring goal. The Committee recognized these excellent accomplishments in each of the measurement areas in establishing the bonus awards for Mr. Mathis as well as the other named executive officers.

The significant progress over the three-year compensation plan cycle in the Company's restructuring efforts as well as in the various categories underlying the above-described performance targets, together with the overall improvements in the Company's financial position, were all considered by the Committee in establishing awards of stock options and restricted stock to Mr. Mathis and each of the other named executive officers.

COMMITTEE ON COMPENSATION AND ORGANIZATION

Kemper Corporation's Committee on Compensation and Organization is comprised of the following non-management directors:

George D. Kennedy (Chairman)
John T. Chain Jr.
Raymond F. Farley

KEMPER CORPORATION VERSUS SELECTED COMPOSITE INDICES

Until it divested its reinsurance operations, risk management subsidiary and two property-casualty subsidiaries during 1993, the Company believed the most appropriate peer group for purposes of the following comparisons was the Dow Jones Insurance (Full Line) Peer Group. With such divestitures completed and the Company's focus on the asset management, life insurance and securities brokerage businesses confirmed, the Company believes comparison to the Dow Jones Financial Services (Diversified) Peer Group is now more appropriate. Both comparisons are set forth below, but the Company expects comparison to only the diversified financial services peer group will be presented in future periods.

                      FIVE-YEAR CUMULATIVE TOTAL RETURN(1)
                                   1988-1993

                                                                   DOW JONES
                                                                   FINANCIAL       DOW JONES
                                                                   SERVICES        INSURANCE
                                                                   (DIVERSI-      (FULL LINE)
      MEASUREMENT PERIOD          KEMPER COR-                    FIED) PEER       PEER GROUP
    (FISCAL YEAR COVERED)          PORATION         S&P 500       GROUP (2)           (3)
1988                                       100             100             100             100
1989                                       200             132             135             132
1990                                       104             128             110              99
1991                                       172             166             157             136
1992                                       138             179             183             162
1993                                       174             197             211             190

- ---------------

(1) Assumes $100 invested on December 31, 1988 in Kemper Corporation common stock, S&P 500, Dow Jones Financial Services (Diversified) Peer Group and Dow Jones Insurance (Full Line) Peer Group. Also assumes reinvestment of dividends on a quarterly basis.
(2) Dow Jones Financial Services (Diversified) Peer Group consisted of:
    Alexander & Alexander Services Inc., American Express Company, Beneficial Corp., Dreyfus Corporation, Federal Home Loan Mortgage Corporation, Federal National Mortgage Association, Household International, Inc., Marsh and McLennan Companies Inc., The Travelers Corp. and Student Loan Marketing Association.
(3) Dow Jones Insurance (Full Line) Peer Group consisted of: Aetna Life & Casualty Company, Aon Corporation, CIGNA Corporation, Kemper Corporation, Lincoln National Corp., Transamerica Corporation and Unitrin Inc.

COMPENSATION OF DIRECTORS

1993 COMPENSATION

During 1993, the Company paid all non-management directors an annual retainer of $17,500. The Company paid the chairman of the Finance Committee an additional annual retainer of $12,000 (earned and paid on a monthly basis) and the chairmen of the Audit, Nominating and Corporate Public Policy Committees, and the Committees on Compensation and Organization and Intercompany Conflicts, Accountability and Relationships, an additional annual retainer of $7,500 each (with these retainers paid semi-annually but earned 25 percent quarterly). The Company also provided reimbursement for necessary travel and accommodation expenses incurred for attendance at each meeting of the Board of Directors of the Company or committee thereof, and paid the following meeting fees during 1993:

           MEETINGS                                   1993 COMPENSATION
- -------------------------------  ------------------------------------------------------------
Board                            A fee of $1,000 for each meeting attended.
Executive Committee              A fee of $1,500 for each meeting attended.
Audit Committee                  A fee of $750 for each meeting attended.
Corporate Public Policy          A fee of $500 for each meeting attended.
  Committee
Committee on                     A fee of $500 for each meeting attended.
  Compensation and
  Organization
Nominating Committee             A fee of $1,000 for each meeting attended.
Finance Committee                A fee of $500 for each meeting attended. The retainer paid the chairman of the committee was in lieu of any meeting
                                 fees.

The Company paid a fee of $500 to its representative serving on the Committee on Intercompany Conflicts, Accountability and Relationships for each meeting attended during 1993.

1994 COMPENSATION

Effective January 14, 1994, the Board of Directors changed the membership and configuration of its committees and the director compensation program. Such changes were designed to rebalance and streamline board committee participation to promote efficiencies; facilitate contemporaneous committee meetings to free additional time for full board deliberations; de-emphasize meeting fees in favor of standardized retainers to better equalize director compensation; and increase total director compensation to better align with emerging standards for financial services companies. The cash compensation program for non-management directors was last amended in mid-1990.

As a result of these changes, effective January 1, 1994, all non-management directors receive an annual retainer of $35,000 for board service and an additional $15,000 annual retainer for committee service, the latter amount applying regardless of the number of committees on which a director serves. These retainers are earned quarterly but paid semi-annually.

The Company continues to provide reimbursement for necessary travel and accommodation expenses incurred for attendance at each meeting of the Board of Directors or committee thereof, and now pays the following meeting fees:

           MEETINGS                                   1994 COMPENSATION
- -------------------------------  ------------------------------------------------------------
Board                            A fee of $500 for each meeting attended.
Executive Committee              A fee of $250 for each meeting attended.
Audit Committee                  A fee of $500 for each meeting attended.
Corporate Public Policy          A fee of $1,000 for each meeting attended.
  Committee
Committee on                     A fee of $250 for each meeting attended.
  Compensation and
  Organization
Investment Committee             A fee of $500 for each meeting attended.
Nominating Committee             A fee of $2,000 for each meeting attended.

Other than the above compensation, non-management directors receive no additional cash remuneration from the Company. Directors who are salaried employees of the Company or any of its subsidiaries do not receive any annual retainer or meeting fees for service as a director or on any board committee.

DIRECTOR STOCK OPTIONS

Until 1994, non-qualified stock options had automatically been granted once each year under the Kemper Corporation Non-Management Director Stock Option Plan (the "Director Plan") to the Company's non-management directors. Two types of non-qualified stock options had been issuable under the Director Plan. An initial option to purchase up to 5,000 shares of Kemper Corporation common stock was granted to each of the Company's non-management directors elected or continuing in office on May 16, 1990 and would be granted to any new non-management director on the date of the organizational board meeting (the board meeting immediately following the annual stockholders' meeting) at which he or she first served as a member of the Company's Board of Directors.

Also, each non-management director annually received a non-qualified stock option to purchase 1,000 shares of Kemper Corporation common stock on the date of the organizational board meeting next following the date on which such director received an initial option and on the date of each succeeding organizational board meeting during the period of such director's incumbency. No organizational board meeting has been convened thus far in 1994. As such, no options have been granted under the Director Plan since May, 1993.

The option exercise price of each option granted under the Director Plan is equal to the last sale price of the Company's common stock at the date of the automatic grant. Shares purchased through the exercise of an option must be paid for in full either in cash or with an amount of the Company's common stock having a fair market value equal to the exercise price, or a combination of both.

The Director Plan provides that each option granted thereunder has a ten-year term and is not exercisable during the first year from the date the option was granted. Thereafter, the director may purchase up to one-fourth of the shares covered by the option in the second year after grant, up to an additional one-fourth of the total shares in the third year after grant (one-half of the total shares cumulatively), up to an additional one-fourth of the total shares in the fourth year after grant (or cumulatively, for three-fourths) and become fully exercisable in or after the fifth year following grant. Notwithstanding these installment purchase provisions applicable to each of the options granted under the Director Plan, such options become fully exercisable upon the retirement of the director from the Company's board if such retirement occurs after one year from the date the particular option was granted.

Any option granted under the Director Plan also becomes fully exercisable upon the occurrence of one of certain enumerated events resulting in a "change of control" of the Company, provided such change of control event occurs at least one year after the date the option was granted to a director. All the outstanding director options, including those held by Mr. Luecke, became exercisable in full in connection with the approval of the Conseco Merger Agreement in June, 1994. The Director Plan contains standard anti-dilution provisions. Subject to certain limitations, the Board of Directors may amend or terminate the Director Plan at any time (although amendments may not be adopted more frequently than once every six months), but such actions cannot adversely affect any outstanding option.

OTHER DIRECTOR BENEFITS

Non-management directors may elect to participate in the Kemper Corporation Director Deferred Compensation Plan prior to the commencement of any calendar year in which director compensation is earned. A decision to defer compensation is irrevocable once the relevant deferment period begins. The deferred compensation and any earnings credited thereon can be accumulated in an Income Account (credited at the prime rate of interest), a phantom Stock Unit Account (credited with an amount based on the market performance and dividend rate of Kemper Corporation common stock) or a combination of both. All deferred compensation and any accumulated credited earnings have been payable to the director either in quarterly payments, a single lump sum or partial lump sum payments, in each case commencing with the first quarter following cessation of service as a director or such later date(s) as earlier designated by the director. The approval of the Conseco Merger Agreement in June, 1994, effected a "change of control" under the Deferred Compensation Plan. As a result, each participating non-management director will receive immediate payment of any deferred amounts upon any resulting termination of board membership. John C. Stetson deferred fees under this plan until his retirement from the board in May, 1993.

The Kemper Corporation Director Retirement Plan provides that each non-management director shall, upon the later of retirement or attaining age 72, receive a retirement benefit payable quarterly for ten years or the number of plan quarters in which the director served as a director of the Company, whichever is less. Payments cease after the date of death of the director. The retirement benefit presently accrues at $3,000 per quarter. The average of the accrual rates for the last forty quarters of service (or the director's service period, if less) determines the amount of the quarterly retirement benefit. The approval of the Conseco Merger Agreement in June, 1994, effected a "change of control" under the Director Retirement Plan. As a result, each non-management director will receive the actuarial equivalent of his retirement benefit in a lump sum upon any resulting termination of board membership.

During their periods of incumbency, the non-management directors are each provided life insurance coverage (without cash value) in the amount of $50,000, and accidental death and dismemberment insurance coverage while traveling on Company business (without cash value) in the amount of $250,000, in each case payable to the beneficiaries designated from time to time by each such director. Such coverages are reduced to the extent coverage is provided by an employee or retiree benefit plan sponsored by the Company or any of its subsidiaries.

DIRECTOR EMERITUS

Mr. Stetson, who served as a director of the Company from 1973 to 1977 and again from 1979 to 1993 (having served as Secretary of the United States Air Force during the interim), retired from the board effective with the May 12, 1993 annual meeting of stockholders and became director emeritus of the Company. As director emeritus, Mr. Stetson may attend meetings of the board or any committee on which he previously served prior to his retirement. He will be paid fees for any meeting attended equal to those payable to directors and will continue to receive the annual board retainer of $35,000. His participation in the Director Deferred Compensation Plan and the Director Retirement Plan, as well as under the insurance coverages afforded directors, terminated effective with the 1993 annual meeting. His outstanding stock options became exercisable in accordance with their post-retirement exercise provisions and were exercised in April, 1994.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Stockholder action at the annual meeting is also requested with respect to the ratification of board action appointing KPMG Peat Marwick LLP as independent auditors for the Company for the calendar year ending December 31, 1994. Representatives of KPMG Peat Marwick LLP are expected to be present at the stockholders' meeting, will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions raised at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP.

OTHER BUSINESS

It is intended that proxies solicited by the Board, unless otherwise specified therein, will be voted in accordance with the recommendations of the Board of Directors.

As of December 2, 1994, the Board of Directors does not know of any other business to be acted upon at the meeting. However, if any matters other than those referred to above properly come before the meeting, the persons named in the proxy card intend to vote on such matters in accordance with their best judgment.

VOTING PROCEDURES

With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals except the election of directors and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted. Abstentions on the ratification of appointment of independent auditors will have the effect of a negative vote because such a proposal requires the affirmative vote of a majority of shares present in person or by proxy and entitled to vote.

Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions who are present, in person or by proxy, at the meeting will be counted as present for quorum purposes and will be entitled to vote on the election of directors and the ratification of the appointment of independent auditors. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors or the ratification of appointment of independent auditors.

COST AND METHOD OF SOLICITATION

In addition to the solicitation of proxies by use of the mails, proxies may also be solicited by the Company and its directors, officers and employees (who will receive no compensation therefor in addition to their regular salaries) by telephone, telegram, facsimile transmission and other electronic communication methods or personal interview. The Company will reimburse banks and brokers who hold shares of the Company's stock in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares.

The Company has retained Georgeson & Company Inc. ("Georgeson") to assist in the solicitation of proxies. Pursuant to the Company's agreement with Georgeson, they will provide various proxy advisory and solicitation services for the Company at a cost of approximately $15,000, plus reasonable out-of-pocket expenses.

CERTAIN LEGAL PROCEEDINGS

Since March 15, 1994, the Company and certain of its directors, including directors who are also executive officers, have been named defendants in six complaints filed in the Court of Chancery in the State of Delaware. The complaints were brought by stockholders of the Company, individually and purportedly as class actions on behalf of all other stockholders of the Company. The complaints allege breaches of fiduciary duty by the Company and its directors arising primarily from the unsolicited proposal by GECC to acquire the Company and the defendants' alleged wrongful actions with respect thereto. The complaints seek injunctive relief prohibiting the Company from, among other things, utilizing certain defensive measures. The complaints also seek damages and other relief. On March 31, 1994, one of the complaints was amended to allege further that, among other things, the preliminary proxy statement filed by the Company in connection with the originally-scheduled 1994 annual meeting of stockholders on May 11, 1994 (which was adjourned and then postponed as described above) did not provide full and fair disclosure with respect to the Agreements or the Board of Directors' unanimous decision to reject the GECC proposal, and on April 4, 1994, plaintiffs filed a motion for expedited discovery with respect to the amended allegations. The Court of Chancery granted limited discovery with respect to the disclosure contained in the Company's preliminary proxy statement concerning the Board's decision. On May 4, 1994, the court heard oral argument on the motion for a preliminary injunction. As a consequence of the letter agreement, dated May 8, 1994, between the Company and GECC pursuant to which the Company and GECC agreed to adjourn the Company's annual meeting of stockholders to be held on May 11, 1994, to August 22, 1994, and following consultation with the parties, the Court of Chancery determined to withhold issuance of an opinion with respect to plaintiffs' motion for a preliminary injunction. Following Conseco's November 2, 1994 proposed modification of the Conseco Merger Agreement, plaintiffs moved to file a further amended complaint alleging, among other things, that "Conseco's revised offer in essence constitutes a repudiation of its obligations under the merger agreement" and that "Thus, the merger agreement and all its terms, including the bust up fee, are null and void." The complaint seeks, among other things, equitable relief ordering the individual defendants "to create an active auction of the Company" and "to take all steps necessary to compel Conseco to carry out its obligations under the merger agreement." The Company intends to continue to vigorously contest these actions.

STOCKHOLDER LIST

A certified list of stockholders entitled to be present and vote at the annual meeting will be available at the office of the Company's corporate secretary, Long Grove, Illinois, and at the office of the Company's transfer agent, Harris Trust and Savings Bank, 311 West Monroe Street, 11th floor, Chicago, Illinois, for inspection by any stockholder during normal business hours from December 13, 1994 to one day prior to the date of the annual meeting and at the annual meeting site on the day of the meeting.

STOCKHOLDER PROPOSALS

It is presently expected that the 1995 annual meeting of stockholders will be held on May 17, 1995. Stockholder proposals intended to be presented at the next annual meeting in 1995 should be directed to the corporate secretary of the Company and must be received by the Company no later than January 31, 1995 for inclusion in the proxy statement and proxy card relating to that meeting.

                                       Kathleen A. Gallichio
                                       Corporate Secretary

                                       December 2, 1994

- --------------------------------------------------------------------------------

NOTE: PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY IN THE ENVELOPE PROVIDED.

KEMPER CORPORATION PROXY
KEMPER CENTER, LONG GROVE, ILLINOIS 60049
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
WHICH RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

                                       The undersigned hereby appoints Peter B.
                                       Hamilton, George D. Kennedy and David B.
                                       Mathis, or any one of them, true and
                                       lawful proxy and attorney in fact
                                       for the undersigned, with power in each
                                       to appoint a substitute, to vote all
                                       shares of Kemper Corporation which the
                                       undersigned is entitled to vote at the
                                       1994 Annual Meeting of Stockholders to be held in the stockholders meeting room on the 57th floor of The First National Bank of Chicago, One First National Plaza, Chicago, Illinois, on December 23, 1994 at 10:30 a.m., and at any adjournment(s) or postponement(s) thereof, as follows:


1.  ELECTION OF DIRECTORS     / / FOR all nominees listed below                / / WITHHOLD AUTHORITY
                                  (except as marked to the contrary below)         to vote for all nominees listed below


         John T. Chain Jr., George D. Kennedy, David B. Mathis and Kenneth
                                    A. Randall

        (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME BELOW.)

        -------------------------------------------------------------------

        2. THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR THE YEAR 1994.
               / / FOR            / / AGAINST            / / ABSTAIN
        3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

                             (CONTINUED ON OTHER SIDE)

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                           (CONTINUED FROM OTHER SIDE)

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

                                              Dated:               , 1994

                                              ---------------------------

                                              ---------------------------
                                              Signature of Stockholder(s)

        NOTE: PLEASE DATE, SIGN YOUR NAME AS IT APPEARS HEREON AND RETURN PROMPTLY. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

- --------------------------------------------------------------------------------